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[BIRDS EYE LOGO]

                                                                    EXHIBIT 99.1

                                                        Contact: Bea Slizewski

                                                                 Birds Eye Foods
                                                                 585-264-3189

           BIRDS EYE FOODS ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

ROCHESTER, NY, May 7, 2004...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, today reported its third quarter fiscal 2004 results.

     Net income for the third quarter of fiscal 2004 was $8.0 million, an increase of $4.2 million as compared to $3.8 million in fiscal 2003. The increase in net income is driven primarily by a decline in interest expense as a result of the Company's repurchase of $150.0 million of its 11 7/8 percent Senior Subordinated Notes, due 2008, in the second quarter of fiscal 2004.

     Net sales for the third quarter of fiscal 2004 were approximately $206.3 million, a decrease of $4.6 million, or 2.2 percent, as compared to $210.9 million in the third quarter of fiscal 2003. While net sales of the Company's branded frozen segment were consistent with that of the prior year, modest declines within the non-branded business and other categories accounted for the decline in net sales.

     Net income for the nine-month period ended March 27, 2004 was $23.1 million, an increase of $4.1 million as compared to net income of $19.0 million in the fiscal 2003 period. Interest expense declined $11.6 million in the period, partially offset by a $4.0 million (pre-tax) loss on the early extinguishment of debt recorded as a result of the Company's repurchase of $150.0 million of its 11 7/8 percent Senior Subordinated Notes. Net sales for the nine-month period ended March 27, 2004 were $644.5 million, which represented a decline of $23.4 million as compared to $667.9 million for the nine-month period ended March 29, 2003.

     Dennis M. Mullen, chairman, president and chief executive officer comments, "Our improvement in earnings is clearly the result of changes made to our financial structure including the benefits of reduced interest and a stronger balance sheet." Mullen continues, "While our ongoing operating businesses are improving, we continue to face challenges from escalating commodity markets. Our focus has been to emphasize our new product development efforts and we have recently launched several reduced carbohydrate and reformulated flavors of Birds Eye Voila!. The products are now beginning to appear on store shelves. We are excited about the opportunity this initiative provides us."

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Brooks); fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman). Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.








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                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

(dollars in thousands)                       Three Months Ended      Nine Months Ended
                                           ---------------------   ---------------------
                                           March 27,   March 29,   March 27,   March 29,
                                             2004        2003        2004       2003(a)
                                           ---------   ---------   ---------   ---------
Net sales                                   $206,316    $210,856    $644,526    $667,900

Operating income                            $ 19,897    $ 18,381    $ 66,943    $ 68,652

Interest expense                              (6,464)    (11,971)    (25,212)    (36,805)

Loss on early extinguishment of debt(b)           --          --      (4,018)         --
                                            --------    --------    --------    --------
Pretax income from continuing operations      13,433       6,410      37,713      31,847

Tax provision                                (5,373)      (2,565)    (15,085)    (12,744)
                                            --------    --------    --------    --------
Income before discontinued operations          8,060       3,845      22,628      19,103

Discontinued operations, net of tax(c)           (67)          4         466        (107)
                                            --------    --------    --------    --------
Net income                                  $  7,993    $  3,849    $ 23,094    $ 18,996
                                            ========    ========    ========    ========

(a) In order to provide a meaningful basis of comparing the Company's results of operations, the results of operations for the "predecessor" period (June 30, 2002 to August 18, 2002) have been combined with the results of operations for the "successor" period (August 19, 2002 to March 29, 2003).

(b) On November 24, 2003, the Company repurchased $150.0 million of its 11 7/8 percent Senior Subordinated Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of approximately $4.0 million was recorded. This amount reflects the payment of the $8.9 million call premium and other transaction expenses less the elimination of the related unamortized premium of $4.9 million.

(c) The Company has disposed of its Freshlike canned, Veg-All, popcorn, and applesauce operations. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations.

NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on May 14th, at 1 p.m. EDT over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com < http://www.birdseyefoods.com > or www.prnewswire.com < http://www.prnewswire.com >. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available until the 4th qtr. conference call. Additional information regarding Birds Eye Foods' financial information for the nine months ended March 27, 2004, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the quarter ended, is set forth in the Company's Form 10-Q Equivalent for the period ended March 27, 2004 which will be available at www.birdseyefoods.com < http://www.birdseyefoods.com > under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsNews/publicReporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.